EXHIBIT 99.1

Remark Holdings Announces Third Quarter 2023 Financial Results

Remark’s Presentations at Key Conferences and Trade Shows via Channel Partners Such as Arrow, Intel, Nvidia, and PNY Have Led to Key Introductions to New Customers

LAS VEGAS, NV - November 20, 2023 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (“AI”) solutions and digital video analytics, today announced its financial results for its quarter ended September 30, 2023. For complete details of the consolidated financial statements and accompanying management’s discussion and analysis, please see Remark’s filings with the SEC (www.sec.gov).
Management Commentary
“During the third quarter of 2023, our team continued its tireless efforts to develop strategic relationships with top-level channel partners and with the best systems integrators—relationships that will position Remark to both geographically diversify and then quickly scale up business,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings.

“During the past fiscal quarter, we have signed contracts with customers or with systems integrators in at least five countries in Central and South America, as well as in Malaysia and India. Additionally, we are currently engaged in discussions with one of the top cloud computing companies in the world. We expect to be able to announce an agreement from these discussions shortly that will result in our AI computer vision solutions being added to one of the top cloud marketplaces and having the cloud computing partner’s salesforce positioning our product to IT departments of top corporations around the globe. The world is clamoring for the functionalities and capabilities that we believe only our solutions can currently provide.”

Mr. Tao continued, “Our team, along with NVIDIA and PNY, presented at Smart City Expo World Congress in Barcelona and Gartner IT Symposium | Expo. We also announced a Sales and Marketing collaboration with Arrow Electronics and Intel which has already led to numerous opportunities for new customers which we will pursue in the upcoming quarters.”

“While the lingering effects of COVID-19 preventative measures and geopolitical tensions, including the tensions between the U.S. and China that have been increasing in recent months, have muted our current operating results, we are confident that the behind-the-scenes work we have been doing to reduce reliance on one geographic market and allow us to diversify and scale up our business will soon meet with success,” concluded Mr. Tao

Third Quarter 2023 Business Highlights
•The company signed contracts in Brazil, Colombia, Malaysia and India that represent initial forays into such markets and which should begin to contribute to revenue as early as the first quarter of 2024.

•Remark AI released its natural-language Smart Chat Agent to investigate, file and fulfill real-time 311 service requests, alleviating the backlog that arises from the lack of human agents support during busy and critical times. Using Remark AI’s proprietary large language model (“LLM”), its Smart Chat Agent can communicate with callers and text requests using natural language to understand the context and urgency of the situation. Remark’s 311 agent can simultaneously process twenty service requests with LLM while supporting up to 40 languages.

•Remark AI deployed its Smart Campus solutions to an additional 20 educational campuses in China, bringing total installations to more than 750 campuses and helping protect more than 1.5 million students, contributing approximately $0.2 million in revenue.

Third Quarter 2023 Financial Results
•Revenue for the third quarter of 2023 totaled $0.2 million, compared to $2.8 million during the same quarter in 2022.

◦The company’s project completions slowed in China as business and economic recovery efforts that continue since strict COVID-19 related restrictions were lifted at end of 2022, as well as the political tensions between the U.S. and China, continued to make it more difficult than expected for Remark to complete projects on a steadily increasing pace. During the third quarter of 2023, the company completed certain projects worth approximately $1.4 million, but the agreement with the customer has not yet met the requirement for revenue recognition during the quarter.

•The company’s operating loss decreased to $4.1 million in the 2023 third quarter compared to $6.7 million in the same period of 2022. In addition to the decrease in revenue and a $2.2 million decrease in cost of revenue, operating loss primarily decreased due to activity in general and administrative expense including decreases of $2.3 million in the amount of reserve for doubtful accounts recorded, $0.8 in legal and professional fees, $0.5 million in stock-based compensation expense, and $0.3 million in business development expense. The decrease in general and administrative expense was partially offset by a $0.7 million increase in technology and development expense.

•Net loss totaled $7.2 million, or $0.39 per basic and diluted share, in the 2023 third quarter, compared to a net loss of $8.9 million, or $0.85 per basic and diluted share, in the same quarter of 2022. In addition to the 39% decrease in operating loss compared to the same quarter in 2022, the decrease in net loss was primarily the result of the 2022 third quarter including a $0.4 million accrual that did not recur in the 2023 third quarter and a $0.3 million loss on investment that did not recur in the 2023 third quarter.

•At September 30, 2023, the company’s cash balance was approximately $0.3 million, compared to a cash balance of less than $0.1 million at December 31, 2022. Net cash used in operating activities was $9.1 million during the nine months ended September 30, 2023, a 33% decrease compared to the $13.6 million during the nine months ended September 30, 2022.

Conference Call Information
Management will hold his afternoon at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss the Company’s financial results and provide an update on recent business developments. A question and answer session will follow management’s presentation.
The live conference may be accessed via telephone or online webcast.
Date: Monday, November 20, 2023
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-Free Number: 844.826.3033
International Number: 412.317.5185
Conference ID: 10184475
Online Webcast: https://viavid.webcasts.com/starthere.jsp?ei=1644273&tp_key=3b0843b3e3
Participants are advised to log in for the live webcast 10 minutes prior to the scheduled start time.
A replay of the call will be available after 7:30 p.m. Eastern time on the same day through December 4, 2023.

Toll-Free Replay Number: 844.512.2921
International Replay Number: 412.317.6671
Replay ID: 10184475

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) the industry leader in AI-powered analytics computer vision and smart agent solutions, delivers an integrated suite of AI tools that help organizations understand their customer demographics and behavior, while monitoring, understanding and acting on potential security threats in real time. Remark consists of an international team of sector experienced professionals that have created award winning video analytics. The company’s GDPR-compliant and CCPA-compliant solutions focus on sectors including government agencies, hospitality, public safety, retail and transportation. The company’s headquarters are in Las Vegas, Nevada, USA, with operational offices in New York and international offices in London, England. For more information, please visit our home page at www.remarkholdings.com.
Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment, and regulations. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in the future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views concerning future events, are based on assumptions, and are subject to risks and uncertainties. Given such uncertainties, you should not rely on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events, or otherwise.
Company Contacts
Fay Tian
Vice President of Investor Relations
F.Tian@remarkholdings.com
(+1) 626-623-2000
(+65) 8715-8007

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(dollars in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$270	$52
Trade accounts receivable, net	3,043	3,091
Inventory, net	455	308
Deferred cost of revenue	5,899	7,463
Prepaid expense and other current assets	801	1,374
Total current assets	10,468	12,288
Property and equipment, net	1,106	1,699
Operating lease assets	678	180
Other long-term assets	146	269
Total assets	$12,398	$14,436
Liabilities
Accounts payable	$8,578	$9,602
Advances from related parties	1,030	1,174
Obligations to issue common stock	9,184	1,892
Accrued expense and other current liabilities	9,353	7,222
Contract liability	363	308
Notes payable (past due)	16,472	14,607
Total current liabilities	44,980	34,805
Operating lease liabilities, long-term	336	56
Total liabilities	45,316	34,861

Commitments and contingencies

Stockholders’ Deficit
Preferred stock, $0.001 par value; 1,000,000 shares authorized; zero issued	—	—
Common stock, $0.001 par value; 175,000,000 shares authorized; 19,711,855 and 11,539,564 shares issued and outstanding at September 30, 2023 and December 31, 2022, respectively	20	12
Additional paid-in-capital	378,022	368,945
Accumulated other comprehensive loss	(1,229)	(859)
Accumulated deficit	(409,731)	(388,523)
Total stockholders’ deficit	(32,918)	(20,425)
Total liabilities and stockholders’ deficit	$12,398	$14,436

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss
(dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue, including amounts from China Business Partner (See Note 15)	$183	$2,812	$4,176	$10,037
Cost and expense
Cost of revenue (excluding depreciation and amortization)	254	2,459	3,220	8,576
Sales and marketing	340	270	1,093	606
Technology and development	768	41	1,504	1,004
General and administrative	2,843	6,726	8,920	14,598
Depreciation and amortization	107	43	178	121
Impairments	—	—	392	—
Total cost and expense	4,312	9,539	15,307	24,905
Operating loss	(4,129)	(6,727)	(11,131)	(14,868)
Other income (expense)
Interest expense	(949)	(1,365)	(3,351)	(5,325)
Finance cost related to obligations to issue common stock	(2,086)	—	(6,712)	—
Loss on investment	—	(348)	—	(26,356)
Other gain, net	(8)	(493)	(14)	(342)
Total other expense, net	(3,043)	(2,206)	(10,077)	(32,023)
Loss before income taxes	(7,172)	(8,933)	(21,208)	(46,891)
Provision for income taxes	—	9	—	9
Net loss	$(7,172)	$(8,924)	$(21,208)	$(46,882)
Other comprehensive income
Foreign currency translation adjustments	175	(445)	(370)	(867)
Comprehensive loss	$(6,997)	$(9,369)	$(21,578)	$(47,749)

Weighted-average shares outstanding, basic and diluted	18,377,384	10,529,055	15,355,583	10,529,055

Net loss per share, basic and diluted	$(0.39)	$(0.85)	$(1.38)	$(4.45)